PRICING SUPPLEMENT NO. 202 DATED                           Filed Pursuant to
February 22, 1996 TO PROSPECTUS DATED                      Rule 424(b)(5)
March 29, 1994 AS AMENDED BY PROSPECTUS                    File No. 33-51877
DATED October 14, 1995


                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series A
                   Due 9 Months to 25 Years from date of issue

       Except as set forth herein, the General Term Notes (servicemark of J.W. Korth & Company) offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated October 14, 1995.

Aggregate Principal Amount:                   $  845,000.00
Original Issue Date (Settlement Date)          February 27, 1996
Stated Maturity Date:                          February 15, 2003
Issue Price to Public:                        100.00% of Principal Amount
Interest Rate:                                7.375% Per Annum
Interest Payment Dates:                       August 15 and February 15 and
                                              semi-annually thereafter
                                              Commencing August 15, 1996
Survivor's Option:                            [ X ] Yes    [   ] No
Optional Redemption:                          [ X ] Yes    [   ] No
Initial Redemption Date:                      February 15, 1998
Redemption Price:                             Initially 101.00% of Principal
                                              Amount and 100.00% after the
                                              first anniversary of the Initial
                                              Redemption Date.

       Agent                                  Principal Amount of Notes
                                               Solicited by Each Agent
Prudential Securities Incorporated            $   87,000.00
EVEREN Securities, Inc.                       $        0.00
First of Michigan Corporation                 $        0.00
Roney & Co.                                   $   59,000.00
J.W. Korth & Company                          $  699,000.00
       Total                                  $  845,000.00

                                                Per Note
                                              Sold by Agents
                                               To Public           Total

Issue Price:                                  $1,000.00          $  845,000.00
Agent's Discount or Commission:               $    7.00          $    5,915.00
Maximum Dealer's Discount or
  Selling Concession:                         $   19.50          $   16,477.50
Proceeds to the Company:                      $  973.50          $  822,607.50

CUSIP Number:   12589QJQ0